Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release (the “Agreement”) is made and entered into between William T. Monahan, an individual residing at 11930 Isleton Avenue North, Stillwater, Minnesota 55082 (“Mr. Monahan”) and Imation Corp., a Delaware corporation, with its principal offices at One Imation Place, Oakdale, Minnesota 55128 (“Imation”).

     MR. MONAHAN UNDERSTANDS THAT HE MAY CONSIDER THIS AGREEMENT FOR AT LEAST TWENTY-ONE (21) DAYS AFTER HE HAS RECEIVED THIS AGREEMENT, WHICH WAS ON May 20, 2004, UNLESS HE CHOOSES TO WAIVE THAT RIGHT BY EXECUTING THE AGREEMENT WITHIN THE TWENTY-ONE (21) DAY PERIOD.

1.	What Imation Agrees To Do

     In return for (i) this Agreement, (ii) Mr. Monahan’s consulting services as set forth in Section 2.A of this Agreement, (iii) Mr. Monahan’s voluntary resignation from all positions Mr. Monahan holds with Imation as set forth in Section 2.B of this Agreement, and in full and final settlement, compromise, and release of all of Mr. Monahan’s employment-related claims (as described in Section 2 below), Imation agrees to pay Mr. Monahan the following:

A.	Mr. Monahan’s base salary for the fiscal year 2004 through September 30, 2004, and such amount from June 4, 2004 (the “Separation Date”) to September 30, 2004 is $227,774 (the “Remaining Salary Payment”). The Remaining Salary Payment shall be paid in equal installments at regular payroll intervals beginning on June 18, 2004.

B.	If the target financial objectives under Imation’s 2004 Bonus Plan (as previously established by Imation’s Board of Directors) are satisfied, Imation shall pay Mr. Monahan a bonus by January 31, 2005 equal to seventy-five percent (75%) of the product of (i) the applicable percentage (from a minimum of 0% to a maximum of 150%) under Imation’s 2004 Bonus Plan, multiplied by (ii) $634,500 . Such payment shall be made by check payable to the order of Mr. Monahan.

2.	What Mr. Monahan Agrees To Do

     As a condition to receiving the payments set forth in Section 1 of this Agreement, Mr. Monahan agrees as follows:

A.	Until September 30, 2004, Mr. Monahan agrees to provide consulting and advisory services to Imation as may from time to time be reasonably requested by Imation concerning any and all matters relating to Imation. Mr. Monahan agrees that he will provide services under this Agreement using the degree of care, skill and diligence applied by Mr. Monahan to Imation matters prior to the Separation Date.

B.	Mr. Monahan hereby voluntarily resigns as a member and Chairman of Imation’s Board of Directors and as President and Chief Executive Officer of Imation, and from any other offices Mr. Monahan may hold with Imation, effective as of June 1, 2004.

C.	Mr. Monahan agrees to return all Imation property currently in Mr. Monahan’s possession, including, but not limited to, all notes, memoranda, correspondence, files, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, computer recorded information, software, equipment, materials, keys and credit cards. Mr. Monahan acknowledges that this obligation is continuing and agrees to promptly return to Imation any subsequently discovered property as described above.

D.	Mr. Monahan also agrees to repay to Imation the amount of any permanent or temporary advances or other monies due and owing Imation, and to pay off the remaining balance on his corporate credit cards. If Mr. Monahan fails to make such payments as of the date he signs this Agreement, Mr. Monahan agrees that Imation may deduct any monies owed from the payment under this Agreement, if no other written arrangements are made for repayment by the date this Agreement is signed.

E.	Mr. Monahan hereby irrevocably and unconditionally releases and forever discharges Imation from any and all federal, state or local charges, claims, controversies, causes of action, damages, costs, attorneys’ fees, or liabilities of any nature, both past and present, known and unknown, including but not limited to claims arising under federal, state, local, and common laws and under any regulations of any jurisdiction that in any way relate to employment and termination of employment existing at any time up to and including the date of this Agreement, that Mr. Monahan now may have or ever have had. This Agreement specifically includes, but is not limited to, ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT of 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any state or local human rights act, claims for wrongful termination, breach of contract, and tort claims (for example, defamation, emotional distress or any tort or negligence-based claim). Mr. Monahan expressly acknowledges that this Agreement also is intended to include in its scope, without limitation, all claims that Mr. Monahan does not know of or expect to exist in Mr. Monahan’s favor at the time Mr. Monahan signs this Agreement and that this Agreement contemplates the extinguishment of any such claim or claims except as expressly provided in this Section. MR. MONAHAN IS NOT WAIVING ANY RIGHTS FOR EVENTS ARISING AFTER THE DATE OF THIS AGREEMENT.

F.	Mr. Monahan agrees that in order to protect Imation’s business interests, goodwill, confidential business information, trade secrets and customer relationships, for a period of two years following the Separation Date:

i.	Mr. Monahan will inform any new employer, prior to accepting employment, of the existence of this provision of the Agreement and provide such employer with a copy thereof.

ii.	Mr. Monahan agrees not to directly or indirectly, render services to any Conflicting Organization in any country in which Imation conducts business, except that Mr. Monahan may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to the part of its business in which Mr. Monahan is to be employed is not a Conflicting Organization, provided Imation, prior to Mr. Monahan accepting such employment, shall receive separate written assurances satisfactory to Imation from such Conflicting Organization and from Mr. Monahan that Mr. Monahan will not render services directly or indirectly in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product.

“Conflicting Product” means any product, process, system or service that is the same as or similar to, or competes with, a product, process, system or service that was in development by Imation, was sold or leased by Imation or was utilized by Imation in delivering services to Imation’s customers, in each case on or prior to the termination of Mr. Monahan’s employment with Imation.

“Conflicting Organization” means any person or organization that develops, sells or leases Conflicting Products (or utilizes Conflicting Products in delivering services to such person’s or organization’s customers), whether before or after Mr. Monahan begins rendering services to such person or organization.

iii.	Mr. Monahan agrees not to directly or indirectly, (a) participate in any solicitation or offer to purchase the stock or assets of Imation or other business combination or similar transaction involving Imation, (b) take any action to encourage (including by way of furnishing information or access to information regarding Imation) the making of any offer to purchase the stock or assets of Imation or other business combination or similar transaction involving Imation, or (c) participate in any discussions or negotiations regarding the purchase of the stock or assets of Imation or other business combination or similar transaction involving Imation.

iv.	Without the prior approval of Imation’s Board of Directors, Mr. Monahan agrees not to purchase or otherwise acquire (other than pursuant to a stock split or stock dividend) any additional shares of common stock of Imation for the purpose of influencing or participating in the acquisition of a majority of the voting stock of Imation or the assets of Imation or other business combination or similar transaction involving Imation; provided, however, the terms of this Agreement shall not be construed to prohibit Mr. Monahan from voting or tendering any shares of common stock of Imation held by Mr. Monahan, solely in his capacity as a stockholder.

v.	Mr. Monahan further agrees that Mr. Monahan will not solicit Imation employees, either on behalf of Mr. Monahan or any third party, to resign or otherwise leave their employment with Imation to work for Mr. Monahan or any third party.

vi.	Mr. Monahan further agrees that Mr. Monahan will not solicit business from, attempt to do business with, or do business with any customer of Imation with whom Imation did business within the two years preceding the Separation Date. This restriction applies only to business which is in the scope of a competing business as defined by Paragraph F.ii of this Agreement.

G.	Mr. Monahan also agrees that following the Separation Date, Mr. Monahan will not make remarks disparaging the conduct or character of Imation and will not interfere with Imation’s business relationships with its customers, vendors, or distributors.

H.	As further consideration for this Agreement, Mr. Monahan agrees that if requested by Imation, Mr. Monahan will make himself available at reasonable times to assist and cooperate with Imation in the litigation of any lawsuits or claims, and agrees to be available to Imation to testify honestly with regard to such lawsuits or claims if Mr. Monahan is determined by Imation to be a material witness. Similarly, Mr. Monahan agrees that he will decline to voluntarily aid, assist, or cooperate with any parties who are involved in claims or lawsuits by or against Imation, or with their attorneys or agents; and will notify Imation when and if the Mr. Monahan is contacted by other parties or their attorneys or agents involving claims or lawsuits by or against Imation. It is understood and intended that nothing in this paragraph shall prevent Mr. Monahan from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Imation.

I.	Mr. Monahan agrees that Imation shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Agreement, without the necessity of proving actual damages. Such injunctive relief shall be in addition to any other damages that may be available at law. Mr. Monahan also acknowledges that if Imation is required to bring an action to enforce its rights under this Agreement, it shall be entitled to recover its attorney’s fees and costs associated with such an action, if Imation prevails.

3.	Other Understandings, Agreements, and Representations

A.	Mr. Monahan understands and agrees that Mr. Monahan will not be eligible for and will not receive consideration, severance pay or benefits under the Severance Agreement by and between Mr. Monahan and Imation, dated August 7, 2002, and any other group Income Assistance Pay Plan for which Mr. Monahan might otherwise have been eligible.

B.	Mr. Monahan understands that the term “Imation”, as used in this Agreement, includes: (i) past, present, and future divisions, subsidiaries, affiliates, successors and assigns of Imation Corp., and the respective officers, directors, employees, agents, insurers and legal counsel of Imation Corp. and of such past, present and future divisions, subsidiaries, affiliates, successors and assigns of Imation Corp.; (ii) any ERISA employee benefit plan sponsored by Imation, acting as plan administrator, fiduciary or party in interest with respect to such plan. Mr. Monahan agrees that this Agreement binds Mr. Monahan and also binds Mr. Monahan’s heirs, executors, administrators, assigns, agents, partners and successors in interest.

C.	Mr. Monahan agrees that this Agreement and the payment of money to Mr. Monahan by Imation is not an admission by Imation of any violation of Mr. Monahan’s rights or of any statutory or other legal obligation.

D.	Mr. Monahan represents that no right, claim, or cause of action covered by this Agreement has been assigned or given to someone else.

E.	Mr. Monahan represents that Mr. Monahan will not apply for or accept employment with Imation in any capacity, except as approved in writing in advance by Imation’s Board of Directors.

F.	Nothing in this Agreement shall be deemed to terminate or reduce in any way any right Mr. Monahan may have to indemnification from Imation under the provisions of the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Bylaws, each as in effect on the Separation Date, for acts, omissions or events that occurred or are alleged to have occurred prior to the Separation Date.

G.	This Agreement contains the entire understanding between Mr. Monahan and Imation and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated except as provided in section 3.J of this Agreement unless such modification, amendment, or termination is executed in writing by Mr. Monahan and Imation.

H.	Mr. Monahan agrees that Imation may use this Agreement to secure withdrawal of any federal, state, or local charge Mr. Monahan might have filed or will file, that Mr. Monahan will sign any document necessary to obtain the withdrawal of any such charge, and that Mr. Monahan waives the right to receive monetary damages or other legal or equitable relief awarded by any governmental agency related to any such charge.

I.	Mr. Monahan represents and certifies that Mr. Monahan has twenty-one (2l) days to consider whether to accept this Agreement and enter into this Agreement; review it before being asked to sign it; has read this Agreement carefully; has been given a fair opportunity to discuss and negotiate the terms of this Agreement; understands its provisions; has been advised to consult an attorney; has determined that it is in Mr. Monahan’s best interest to enter into this Agreement; has not been influenced to sign this Agreement by any statement or representation by Imation not contained in this Agreement; and enters into this Agreement knowingly and voluntarily. If Mr. Monahan chooses to sign this Agreement before twenty-one (21) days have passed, Mr. Monahan understands that it is his decision to execute this Agreement early and that Imation has made the full twenty-one (21) day period available for Mr. Monahan to consider this Agreement.

J.	Mr. Monahan understands that pursuant to the provisions of Minnesota Statutes §363.031, subdivision 2, Mr. Monahan may rescind this Agreement by notifying Imation of Mr. Monahan’s desire to do so in a writing delivered to Imation personally or by certified mail, return receipt requested, within fifteen (15) calendar days of Mr. Monahan’s execution of this Agreement. To be effective, such notice of rescission, if mailed, must be postmarked within the fifteen (15) day period and addressed as follows:

Patty Meagher
Imation Corp. Legal Affairs
One Imation Place
Pioneer Building 1S-14
Oakdale, MN 55128

K.	In case any part of this Agreement is held invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected in any way, it being intended that the provisions of this Agreement are severable, EXCEPT THAT, if paragraph 2 of this Agreement is held invalid, illegal, or unenforceable, this Agreement is voidable, and, if Mr. Monahan seeks to void this Agreement, Mr. Monahan understands and agrees that Mr. Monahan will repay the total amount of consideration paid to Mr. Monahan under this Agreement.

L.	Any dispute arising between Mr. Monahan and Imation under this Agreement will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association before an arbitrator mutually selected by the parties. In the event that the parties cannot agree on an arbitrator, the parties agree to submit the dispute before an arbitrator selected by the Chief Judge of Ramsey County Court. The Arbitration shall be conducted in St. Paul, Minnesota and shall be final and binding on both parties. The expenses of the neutral arbitrator(s) and any court reporter shall be equally divided between Mr. Monahan and Imation.

M.	The parties hereby acknowledge and covenant that for the purposes of this Agreement, Mr. Monahan is an independent contractor and will act exclusively as an independent contractor and not as an employee of Imation in performing the duties assigned hereunder.

N.	This Agreement will be governed by and construed and interpreted according to the laws of the State of Minnesota.

* * * *

ACCEPTED AND AGREED:
WILLIAM T. MONAHAN
By:	/s/ William T. Monahan
Date: 5-25-04

IMATION CORP.
By:	/s/ Bruce A. Henderson
	Name:	Bruce A. Henderson
	Title:	CEO
Date: 5/26/04

WAIVER OF CONSIDERATION PERIOD

I understand that under the law I have 21 days to consider this Agreement. I knowingly and voluntarily waive this consideration period. The 15 day rescission period to revoke the acceptance of this Agreement remains in effect.

Print Name:  W.T. Monahan
Signature: /s/ W.T. Monahan
Date:  05-25-04